UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

ARDMORE SHIPPING CORPORATION

(Name of Issuer)

Common Shares, par value $0.01 per share

(Title of Class of Securities)

Y0207T100

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. Y0207T100	Page 2 of 40

1.	Name of reporting persons: GSO Special Situations Fund LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 696,008
	6.	Shared voting power: 0
	7.	Sole dispositive power: 696,008
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 696,008
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.7%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. Y0207T100	Page 3 of 40

1.	Name of reporting persons: GSO Special Situations Overseas Master Fund Ltd.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 797,828
	6.	Shared voting power: 0
	7.	Sole dispositive power: 797,828
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 797,828
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 3.1%
12.	Type of reporting person (see instructions): CO

13G

CUSIP No. Y0207T100	Page 4 of 40

1.	Name of reporting persons: GSO Special Situations Overseas Fund Ltd.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 797,828
	6.	Shared voting power: 0
	7.	Sole dispositive power: 797,828
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 797,828
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 3.1%
12.	Type of reporting person (see instructions): CO

13G

CUSIP No. Y0207T100	Page 5 of 40

1.	Name of reporting persons: GSO Special Situations Master Fund LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 530,996
	6.	Shared voting power: 0
	7.	Sole dispositive power: 530,996
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 530,996
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. Y0207T100	Page 6 of 40

1.	Name of reporting persons: GSO Palmetto Opportunistic Investment Partners LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 8,400
	6.	Shared voting power: 0
	7.	Sole dispositive power: 8,400
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 8,400
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): Less than 0.1%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. Y0207T100	Page 7 of 40

1.	Name of reporting persons: GSO Palmetto Opportunistic Associates LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 8,400
	6.	Shared voting power: 0
	7.	Sole dispositive power: 8,400
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 8,400
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): Less than 0.1%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. Y0207T100	Page 8 of 40

1.	Name of reporting persons: GSO Cactus Credit Opportunities Fund LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 7,947
	6.	Shared voting power: 0
	7.	Sole dispositive power: 7,947
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 7,947
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): Less than 0.1%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. Y0207T100	Page 9 of 40

1.	Name of reporting persons: GSO Coastline Credit Partners LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 3,280
	6.	Shared voting power: 0
	7.	Sole dispositive power: 3,280
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 3,280
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): Less than 0.1%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. Y0207T100	Page 10 of 40

1.	Name of reporting persons: GSO CAPITAL PARTNERS LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 2,036,059
	6.	Shared voting power: 0
	7.	Sole dispositive power: 2,036,059
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 2,036,059
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 7.8%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. Y0207T100	Page 11 of 40

1.	Name of reporting persons: GSO ADVISOR HOLDINGS L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 2,036,059
	6.	Shared voting power: 0
	7.	Sole dispositive power: 2,036,059
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 2,036,059
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 7.8%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. Y0207T100	Page 12 of 40

1.	Name of reporting persons: BLACKSTONE HOLDINGS I L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 2,036,059
	6.	Shared voting power: 0
	7.	Sole dispositive power: 2,036,059
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 2,036,059
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 7.8%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. Y0207T100	Page 13 of 40

1.	Name of reporting persons: BLACKSTONE HOLDINGS II L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 8,400
	6.	Shared voting power: 0
	7.	Sole dispositive power: 8,400
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 8,400
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): Less than 0.1%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. Y0207T100	Page 14 of 40

1.	Name of reporting persons: BLACKSTONE HOLDINGS I/II GP INC.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 2,044,459
	6.	Shared voting power: 0
	7.	Sole dispositive power: 2,044,459
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 2,044,459
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 7.8%
12.	Type of reporting person (see instructions): CO

13G

CUSIP No. Y0207T100	Page 15 of 40

1.	Name of reporting persons: THE BLACKSTONE GROUP L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 2,044,459
	6.	Shared voting power: 0
	7.	Sole dispositive power: 2,044,459
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 2,044,459
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 7.8%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. Y0207T100	Page 16 of 40

1.	Name of reporting persons: BLACKSTONE GROUP MANAGEMENT L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 2,044,459
	6.	Shared voting power: 0
	7.	Sole dispositive power: 2,044,459
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 2,044,459
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 7.8%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. Y0207T100	Page 17 of 40

1.	Name of reporting persons: STEPHEN A. SCHWARZMAN
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 2,044,459
	6.	Shared voting power: 0
	7.	Sole dispositive power: 2,044,459
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 2,044,459
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 7.8%
12.	Type of reporting person (see instructions): IN

13G

CUSIP No. Y0207T100	Page 18 of 40

1.	Name of reporting persons: BENNETT J. GOODMAN
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 2,044,459
	6.	Shared voting power: 0
	7.	Sole dispositive power: 2,044,459
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 2,044,459
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 7.8%
12.	Type of reporting person (see instructions): IN

13G

CUSIP No. Y0207T100	Page 19 of 40

1.	Name of reporting persons: J. ALBERT SMITH III
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 2,044,459
	6.	Shared voting power: 0
	7.	Sole dispositive power: 2,044,459
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 2,044,459
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 7.8%
12.	Type of reporting person (see instructions): IN

13G

CUSIP No. Y0207T100	Page 20 of 40

1.	Name of reporting persons: DOUGLAS I. OSTROVER
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 2,044,459
	6.	Shared voting power: 0
	7.	Sole dispositive power: 2,044,459
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 2,044,459
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 7.8%
12.	Type of reporting person (see instructions): IN

Item 1.	(a).	Name of Issuer

Ardmore Shipping Corporation (the “Company”)

	(b).	Address of Issuer’s Principal Executive Offices:

69 Pitts Bay Road
Hamilton HM08
Bermuda
+353 21 240 9500

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

		(i)	GSO Special Situations Fund LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

		(ii)	GSO Special Situations Overseas Master Fund Ltd.
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

		(iii)	GSO Special Situations Overseas Fund Ltd.
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

		(iv)	GSO Special Situations Master Fund LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

		(v)	GSO Palmetto Opportunistic Investment Partners LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

		(vi)	GSO Cactus Credit Opportunities Fund LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

		(vii)	GSO Coastline Credit Partners LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

(viii)	GSO Palmetto Opportunistic Associates LLC
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands, British West Indies

(ix)	GSO Capital Partners LP
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(x)	GSO Advisor Holdings L.L.C.
c/o GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xi)	Blackstone Holdings I L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xii)	Blackstone Holdings II L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xiii)	Blackstone Holdings I/II GP Inc.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xiv)	The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xv)	Blackstone Group Management L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xvi)	Stephen A. Schwarzman
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: United States

(xvii)	Bennett J. Goodman
c/o GSO Capital Partners LP
280 Park Avenue
New York, NY 10017
Citizenship: United States

(xviii)	J. Albert Smith III
c/o GSO Capital Partners LP
280 Park Avenue
New York, NY 10017
Citizenship: United States

(xix)	Douglas I. Ostrover
c/o GSO Capital Partners LP
280 Park Avenue
New York, NY 10017
Citizenship: United States

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.”

As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the shares listed on such Reporting Person’s respective reporting page. GSO Special Situations Fund LP directly holds 698,880 shares of Common Stock, GSO Special Situations Overseas Master Fund Ltd. directly 797,828 shares of Common Stock, GSO Special Situations Master Fund LP directly holds 530,996 shares of Common Stock, GSO Palmetto Opportunistic Investment Partners LP directly holds 8,400 shares of Common Stock, GSO Cactus Credit Opportunities Fund LP directly holds 7,947 shares of Common Stock, and GSO Coastline Credit Partners LP directly holds 3,280 shares of Common Stock.

GSO Palmetto Opportunistic Associates LLC is the general partner of GSO Palmetto Opportunistic Investment Partners LP. GSO Holdings I L.L.C. is the managing member of GSO Palmetto Opportunistic Associates LLC. Blackstone Holdings II L.P. is the managing member of GSO Holdings I L.L.C. with respect to shares beneficially owned by GSO Palmetto Opportunistic Associates LLC. GSO Special Situations Overseas Fund Ltd. is the majority shareholder of GSO Special Situations Overseas Master Fund Ltd. GSO Capital Partners LP is the investment manager of each of GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund Ltd., GSO Special Situations Overseas Fund Ltd, GSO Special Situations Master Fund LP, GSO Cactus Credit Opportunities Fund LP and GSO Coastline Credit Partners LP (collectively, with GSO Palmetto Opportunistic Investment Partners LP, GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund Ltd., GSO Special Situations Overseas Fund Ltd, GSO Special Situations Master Fund LP and GSO Cactus Credit Opportunities Fund LP, the “GSO Funds”). GSO Advisor Holdings LLC is the general partner of GSO Capital Partners LP. Blackstone Holdings I L.P. is the sole member of GSO Advisor Holdings LLC. Blackstone Holdings I/II GP Inc. is the general partner of each of Blackstone Holdings I L.P. and Blackstone Holdings II L.P. The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Blackstone Group Management L.L.C. is controlled by Stephen A. Schwarzman, one of its founders. Each of Bennett J. Goodman, J. Albert Smith III and Douglas I. Ostrover is an executive of GSO Capital Partners LP.

In addition, each of Bennett J. Goodman, J. Albert Smith III and Douglas I. Ostrover may be deemed to have shared voting power and/or investment power with respect to the Common Stock held by the GSO Funds.

Each Reporting Person expressly disclaims any assertion or presumption that it and the other persons on whose behalf this statement is filed or who are otherwise party to the Joint Filing Agreement (as filed hereto as Exhibit 1) constitute a “group” for the purposes of Sections 13(d) and 13(g) of the Act and the rules thereunder. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 2(d).	Title of Class of Securities:

Common Shares, par value $0.01 (the “Common Stock”)

Item 2(e).	CUSIP Number: Y0207T100

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the shares listed on such Reporting Person’s respective reporting page. GSO Special Situations Fund LP directly holds 698,880 shares of Common Stock, GSO Special Situations Overseas Master Fund Ltd. directly 797,828 shares of Common Stock, GSO Special Situations Master Fund LP directly holds 530,996 shares of Common Stock, GSO Palmetto Opportunistic Investment Partners LP directly holds 8,400 shares of Common Stock, GSO Cactus Credit Opportunities Fund LP directly holds 7,947 shares of Common Stock, and GSO Coastline Credit Partners LP directly holds 3,280 shares of Common Stock.

(b) Percent of class:

The Company’s Form F-3 filed on August 26, 2014, indicated that there were 26,100,000 outstanding shares of Common Stock. Based on this number of outstanding shares of Common Stock, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of the total number of outstanding shares of Common Stock as listed on such Reporting Person’s respective reporting page.

(c) Number of Shares as to which the Reporting Person has:

GSO Special Situations Fund LP

(i) Sole power to vote or to direct the vote:

696,008

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

696,008

(iv) Shared power to dispose or to direct the disposition of:

0

GSO Special Situations Overseas Master Fund Ltd.

(i) Sole power to vote or to direct the vote:

797,828

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

797,828

(iv) Shared power to dispose or to direct the disposition of:

0

GSO Special Situations Overseas Fund Ltd.

(i) Sole power to vote or to direct the vote:

797,828

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

797,828

(iv) Shared power to dispose or to direct the disposition of:

0

GSO Special Situations Master Fund LP

(i) Sole power to vote or to direct the vote:

530,996

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

530,996

(iv) Shared power to dispose or to direct the disposition of:

0

GSO Palmetto Opportunistic Investment Partners LP

(i) Sole power to vote or to direct the vote:

8,400

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

8,400

(iv) Shared power to dispose or to direct the disposition of:

0

GSO Cactus Credit Opportunities Fund LP

(i) Sole power to vote or to direct the vote:

7,947

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

7,947

(iv) Shared power to dispose or to direct the disposition of:

0

GSO Coastline Credit Partners LP

(i) Sole power to vote or to direct the vote:

3,280

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

3,280

(iv) Shared power to dispose or to direct the disposition of:

0

GSO Palmetto Opportunistic Associates LLC

(i) Sole power to vote or to direct the vote:

8,400

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

8,400

(iv) Shared power to dispose or to direct the disposition of:

0

GSO Capital Partners LP

(i) Sole power to vote or to direct the vote:

2,036,059

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

2,036,059

(iv) Shared power to dispose or to direct the disposition of:

0

GSO Advisor Holdings L.L.C.

(i) Sole power to vote or to direct the vote:

2,036,059

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

2,036,059

(iv) Shared power to dispose or to direct the disposition of:

0

Blackstone Holdings I L.P.

(i) Sole power to vote or to direct the vote:

2,036,059

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

2,036,059

(iv) Shared power to dispose or to direct the disposition of:

0

Blackstone Holdings II L.P.

(i) Sole power to vote or to direct the vote:

8,400

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

8,400

(iv) Shared power to dispose or to direct the disposition of:

0

Blackstone Holdings I/II GP Inc.

(i) Sole power to vote or to direct the vote:

2,044,459

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

2,044,459

(iv) Shared power to dispose or to direct the disposition of:

0

The Blackstone Group L.P.

(i) Sole power to vote or to direct the vote:

2,044,459

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

2,044,459

(iv) Shared power to dispose or to direct the disposition of:

0

Blackstone Group Management L.L.C.

(i) Sole power to vote or to direct the vote:

2,044,459

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

2,044,459

(iv) Shared power to dispose or to direct the disposition of:

0

Stephen A. Schwarzman

(i) Sole power to vote or to direct the vote:

2,044,459

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

2,044,459

(iv) Shared power to dispose or to direct the disposition of:

0

Bennett J. Goodman

(i) Sole power to vote or to direct the vote:

2,044,459

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

2,044,459

(iv) Shared power to dispose or to direct the disposition of:

0

J. Albert Smith III

(i) Sole power to vote or to direct the vote:

2,044,459

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

2,044,459

(iv) Shared power to dispose or to direct the disposition of:

0

Douglas I. Ostrover

(i) Sole power to vote or to direct the vote:

2,044,459

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

2,044,459

(iv) Shared power to dispose or to direct the disposition of:

0

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Each of the Reporting Persons hereby makes the following certification:

By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a–11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 17, 2015

GSO SPECIAL SITUATIONS FUND LP

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

GSO SPECIAL SITUATIONS OVERSEAS MASTER FUND LTD.
By: GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

GSO SPECIAL SITUATIONS OVERSEAS FUND LTD.
By: GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

GSO SPECIAL SITUATIONS MASTER FUND LP

By: GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

GSO CACTUS CREDIT OPPORTUNITIES FUND LP
By: GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

GSO COASTLINE CREDIT PARTNERS LP
By: GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

[Ardmore Shipping Corporation Schedule 13G]

GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS LP
By: GSO Palmetto Opportunistic Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

GSO PALMETTO OPPORTUNISTIC ASSOCIATES LLC

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

GSO CAPITAL PARTNERS LP

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

GSO ADVISOR HOLDINGS L.L.C.
By: Blackstone Holdings I L.P., its sole member

By: Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Ardmore Shipping Corporation Schedule 13G]

BLACKSTONE HOLDINGS I L.P.

By: Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS II L.P.

By: Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS I/II GP INC.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.

By: Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

STEPHEN A. SCHWARZMAN

By:	/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman

[Ardmore Shipping Corporation Schedule 13G]

BENNETT J. GOODMAN

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Attorney-in-fact

J. ALBERT SMITH III

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Attorney-in-fact

DOUGLAS I. OSTROVER

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Attorney-in-fact

[Ardmore Shipping Corporation Schedule 13G]

EXHIBIT LIST

Exhibit 1	Joint Filing Agreement, dated as of February 17, 2015, by and among GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund Ltd., GSO Special Situations Overseas Fund Ltd., GSO Special Situations Master Fund LP, GSO Palmetto Opportunistic Investment Partners LP, GSO Cactus Credit Opportunities Fund LP, GSO Coastline Credit Partners LP, GSO Palmetto Opportunistic Associates LLC, GSO Capital Partners LP, GSO Advisor Holdings L.L.C., Blackstone Holdings I L.P., Blackstone Holdings II L.P., Blackstone Holdings I/II GP Inc., The Blackstone Group L.P., Blackstone Group Management L.L.C., Stephen A. Schwarzman, Bennett J. Goodman, J. Albert Smith III and Douglas I. Ostrover.

Exhibit 2	Power of attorney for Bennett J. Goodman, dated June 8, 2010.

Exhibit 3	Power of attorney for J. Albert Smith III, dated June 8, 2010.

Exhibit 4	Power of attorney for Douglas I. Ostrover, dated June 8, 2010.